Exhibit 99.6

EXECUTION VERSION

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2016, by and among (a) RiceBran Technologies, a California corporation (the “Company”), on the one hand, and (b) (i) LF-RB Management, LLC, a Delaware limited liability company, Stephen D. Baksa, Richard Bellofatto, Edward M. Giles, Michael Goose, Gary L. Herman, Larry Hopfenspirger and Richard Jacinto II (the parties in (b)(i) collectively, the “LF-RB Group”), and (ii) Beth Bronner, Ari Gendason and Brent Rosenthal (the “Additional Nominees,” and together with the LF-RB Group, the “Shareholder Group”), on the other hand. The Company, the LF-RB Group and the Additional Nominees are each referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the LF-RB Group purports to beneficially own 952,569 shares of common stock of the Company, no par value (the “Common Stock”); Brent Rosenthal purports to beneficially own 26,860 shares of Common Stock; Beth Bronner does not own any shares of Common Stock; and Ari Gendason does not own any shares of Common Stock;

WHEREAS, on June 22, 2016, the LF-RB Group nominated Gary L. Herman, Michael Goose, Stephen D. Baksa, Beth Bronner and Brent Rosenthal for election to the Board of Directors of the Company (the “Board”) at the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”);

WHEREAS, Parties have not yet cumulated their votes for the director elections at the 2016 Annual Meeting, and

WHEREAS, the Company and the Shareholder Group have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.          Board Composition and Related Matters.

(a)          The Parties shall take all necessary actions to reconstitute the Board as follows (the “Reconstituted Board”): (i) John Short, (ii) Baruch Halpern, (iii) Henk Hoogenkamp, and (iv) David Goldman (the persons in (i) through (iv) collectively, the “Incumbent Designees”), and (v) Brent Rosenthal, (vi) Beth Bronner, and (vii) Ari Gendason (the persons in (v) through (vii) collectively, the “LF-RB Designees”). In furtherance of the foregoing, but not limited thereto, as soon as possible on or following the date hereof (but in no event later than July 8, 2016), (A) the incumbent Board shall cumulate its votes for the director elections at the 2016 Annual Meeting in favor of the election of John Short, Baruch Halpern, Henk Hoogenkamp and David Goldman; (B) the LF-RB Group shall cumulate its votes for the director elections at the 2016 Annual Meeting in favor of the election of Brent Rosenthal, Beth Bronner and Michael Goose; and (C) Michael Goose hereby resigns from the Board, effective automatically immediately following his election to the Board, and the Board shall fill such vacancy by appointing Ari Gendason.

(b)          Until the Termination Date, the Board shall (i) nominate the LF-RB Designees for election to the Board at each Shareholder Meeting or in respect of any solicitation of written consents of shareholders at which directors are to be elected; (ii) cause the Company to file a definitive proxy statement or definitive consent statement in respect of each Shareholder Meeting or solicitation of written consents of shareholders at which directors are to be elected and recommend that the Company's shareholders vote or consent directly or by proxy in favor of, and otherwise use reasonable best efforts to cause, the election of all LF-RB Designees; and (iii) cause the Company to file a definitive consent revocation statement in respect of any solicitation of written consents of shareholders to remove any of the LF-RB Designees and recommend that the Company’s shareholders do not sign consents to remove any of the LF-RB Designees and use reasonable best efforts to cause the revocation of any such consents.

(c)          The size of the Board shall be fixed at no more than seven directors until the end of the Commitment Period; provided, however, that the Board shall in good faith consider adding, but shall not be obliged to add, a possible eighth director in connection with the 2017 Annual Meeting of Shareholders and a possible ninth director in connection with the 2018 Annual Meeting of Shareholders.

(d)          The Reconstituted Board shall appoint Brent Rosenthal as Chairman of the Board.

(e)          The Reconstituted Board shall appoint (i) David Goldman as Chairman of the Audit Committee, (ii) Beth Bronner as Chairman of the Compensation Committee, and (iii) Henk Hoogenkamp (or another Incumbent Designee) and Brent Rosenthal as Co-Chairmen of the Nominating and Governance Committee. The Board shall appoint Brent Rosenthal, Ari Gendason, Henk W. Hoogenkamp and David Goldman as members of the Nominating and Governance Committee.

(f)          The Reconstituted Board shall review director compensation with the intent of modifying total cash compensation for the Board in line with industry best practices for comparable companies in consultation with the Company’s outside compensation consultant.

2.          Management.

(a)          The Company hereby appoints Michael Goose as President of Ingredient Sales and Marketing for North America (with the intention to include global sales and marketing within six months based on satisfactory performance), reporting to the Chief Executive Officer.

(b)          Mr. Goose’s appointment shall be subject to a mutually agreeable employment agreement on reasonable terms to be negotiated between Mr. Goose and the Company. The terms of Mr. Goose’s employment agreement shall include a base salary of the same amount paid to Messrs. Smith and McKnight, along with the opportunity to earn merit-based bonus compensation, based on sales benchmarks and other goals and objectives approved by the Reconstituted Board.

(c)          Mr. Goose shall become a member of the Senior Management Committee.

3.          Voting.

(a)          Until the Termination Date, each member of the Shareholder Group shall, and shall cause its applicable Representatives to, appear in person or by proxy, or deliver a consent or consent revocation, as applicable, at each Shareholder Meeting and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at such Shareholder Meeting in accordance with the Board’s recommendations with respect to (i) each election of directors and any removal of directors; and (ii) any other proposal to be submitted to the shareholders of the Company, in each case (for both clauses (i) and (ii) above) as set forth in the Board’s applicable definitive proxy statement, consent solicitation statement or consent revocation statement filed in respect thereof.

(b)          No member of the Shareholder Group shall execute any proxy card, consent, consent revocation or voting instruction form in respect of any Shareholder Meeting other than the proxy card, consent, consent revocation and related voting instruction form being solicited by or on behalf of the Board. Each member of the Shareholder Group agrees that it shall not, and that it shall not permit any of its Representatives to, directly or indirectly, take any action inconsistent with this Section 3.

4.          Standstill. Until the Termination Date, without the prior written consent of the Board, each member of the Shareholder Group shall not, and shall cause its Affiliates and Associates not to, directly or indirectly:

(a)          (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, more than 10.0% of the then-outstanding shares of the Common Stock in the aggregate; provided, however, that (A) this shall exclude any grants of equity securities received by Michael Goose in his capacity as an employee of the Company or shares Mr. Goose is otherwise required by the Company to acquire or hold (B) Richard Jacinto II shall not be prohibited by the foregoing from participating in future equity issuances directly from the Company or indirectly through an underwritten offering of the Company; and provided further, that the calculation of such ownership limitations shall exclude any stock buyback transaction by the Company that treats stockholders pro rata; or (ii) knowingly sell, offer or agree to sell, all or substantially all, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the Shareholder Group and its Representatives to any Third Party which would result in such Third Party, together with its Representatives, having any beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock;

(b)          (i) nominate or recommend for nomination a person for election at any Shareholder Meeting at which directors of the Board are to be elected or any solicitation of written consents of shareholders of the Company; (ii) initiate, encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies or consents in respect of any shareholder proposal for consideration at, or bring any other business before, any Shareholder Meeting; (v) initiate, encourage or participate in any solicitation of written consents of shareholders of the Company; (vi) initiate, encourage or participate in any request to call a special meeting of the Company’s shareholders; or (vii) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Shareholder Meeting; provided, however, that nothing in this Section 4 shall restrict the Shareholder Group from privately identifying any candidates that the Board may consider adding to fill any vacancies that may arise from time to time on the Board, whether through the resignation of any member of the Board or as a result of an increase in the size of the Board as contemplated by Section 1(c);

(c)          form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors (other than with other members of the Shareholder Group or one or more of their Affiliates to the extent that any such person signs a joinder to this Agreement reasonably agreeable to the Company);

(d)          demand an inspection of the Company’s records pursuant to Section 1600 or 1601 of the California Corporations Code;

(e)          deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(f)          seek publicly, alone or in concert with others, to amend any provision of the Company’s articles of incorporation or bylaws;

(g)          effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any acquisition of more than 10.0% of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than 10.0% of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(h)          enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing; or

(i)          take any action challenging the validity or enforceability of this Section 4 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement.

Notwithstanding the foregoing, nothing in this Section 4 shall be deemed to limit the ability of the LF-RB Designees to exercise their fiduciary duties under law solely in their capacity as directors of the Company and in a manner consistent with their obligations under this Agreement.

5.          Mutual Non-Disparagement. Until the Termination Date, no Party shall, and shall not permit any of its respective Representatives to, publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory, critical of, negative toward, or detrimental to) the Other Party or its subsidiaries, its or its subsidiaries’ business or any current or former directors, officers or employees of the Other Party or its subsidiaries, including the business and current or former directors, officers and employees of such Other Party’s Affiliates, as applicable. Except for amendments to the Schedule 13D of the LF-RB Group made solely to report a change in the composition of the Shareholder Group or level of ownership of Common Stock and the Schedule 13D Amendment (as defined below), no member of the Shareholder Group shall, and shall not permit any of its Representatives to, make any public announcement or public statement (including, without limitation, any filing required under the Exchange Act) regarding the Company, its subsidiaries, its or its subsidiaries’ business or any current or former directors, officers or employees of the Company or its subsidiaries including the business and current or former directors, officers and employees of the Company’s Affiliates. Notwithstanding any provision hereof to the contrary, the restrictions in this Section 5 shall not (i) apply to any disclosure required by Legal Process, applicable law or any rules thereunder, or by the rules of the Nasdaq Stock Market, or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

6.          No Litigation. Until the Termination Date:

(a)          Each member of the Shareholder Group covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively and individually, a “Legal Proceeding”) against the Company or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent any member of the Shareholder Group or any of their Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, any member of the Shareholder Group or any of their Representatives; provided, further, that in the event any member of the Shareholder Group or any of its Representatives receives such Legal Requirement, such Shareholder Party shall give prompt written notice of such Legal Requirement to the Company.

(b)          The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceedings against any member of the Shareholder Group or any of its Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, or at the suggestion of, the Company or any of its Representatives; provided, further, that in the event the Company or any of its Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to the Shareholder Group. The Company and the Shareholder Group shall, as promptly as practicable following the execution of this Agreement, take all action necessary to dismiss that certain lawsuit in respect of the 2016 Annual Meeting filed by the Company on June 22, 2016 in the United States District Court of Arizona.

7.          Mutual Releases.

(a)         Each member of the Shareholder Group, on behalf of themselves and their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, Associates and Affiliates (the “Shareholder Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against the Company or its successors, predecessors, assigns, subsidiaries, principals, directors, officers, Associates and Affiliates (the “Company Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Shareholder Releasors have, had or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, including, without limitation, any and all claims and causes of action with respect to the 2016 Annual Meeting and the solicitation of proxies with respect thereto; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action the Shareholder Releasors may have for the breach or enforcement of any provision of this Agreement.

(b)          The Company, on behalf of itself and its successors, predecessors, assigns, subsidiaries, principals, directors, officers, Associates and Affiliates (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against any member of the Shareholder Group or their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, Associates and Affiliates (the “Shareholder Releasees”), and each of them, from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, which all or any of the Company Releasors have, had or may have against the Shareholder Releasees, or any of them, of any kind, nature or type whatsoever, including, without limitation, any and all claims and causes of action with respect to the 2016 Annual Meeting and the solicitation of proxies with respect thereto; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action the Company Releasors may have for the breach or enforcement of any provision of this Agreement.

(c)          Each Party represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm, or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the Parties represents and warrants that neither it nor any assignee has filed any lawsuit against the other Party.

(d)          Each Party waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) which may have the effect of limiting the releases as set forth in this Section 7. Without limiting the generality of the foregoing, each Party acknowledges that there is a risk that the damages and costs which it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected, or believed to be true. Facts on which each Party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true. Each Party acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions, and causes of action. Each Party acknowledges and agrees that the releases and covenants provided for in this Section 7 are binding, unconditional and final as of the date hereof.

8.          Press Release and SEC Filings.

(a)          No later than one Business Day following the execution of this Agreement, the Company and the Shareholder Group shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit A or as otherwise agreed to by the Parties (the “Mutual Press Release”). Prior to the issuance of the Mutual Press Release, neither the Company nor the Shareholder Group shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this

Agreement or take any action that would require public disclosure thereof without the prior written consent of the Other Party. No Party or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release, except as required by law or the rules of the NASDAQ or with the prior written consent of the Other Party and otherwise in accordance with this Agreement.

(b)          No later than two Business Days following the execution of this Agreement, the LF-RB Group shall file with the SEC an amendment to its Schedule 13D in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement. The Shareholder Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c)          No later than four Business Days following the execution of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement and the Mutual Press Release as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement. The Company shall provide the Shareholder Group and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Shareholder Group and its Representatives.

9.          Confidentiality.

(a)           Each member of the Shareholder Group acknowledges that certain information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Shareholder Group and its Representatives by the Company and their Representatives. For the avoidance of doubt, the term “Confidential Information” shall include any information relating to the discussions or negotiations between the Company and its Representatives, on the one hand, and the Shareholder Group and its Representatives, on the other hand. Each member of the Shareholder Group agrees that the Confidential Information shall be kept confidential and that the Shareholder Group and its Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless pursuant to paragraph (b) below; provided, however, that no member of the Shareholder Group shall be prohibited from exercising any legally protected whistleblower rights (including under Rule 21F under the Exchange Act); provided, further, that the term “Confidential Information” shall not include information that (i) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by any member of the Shareholder Group or any of its Representatives in violation of the terms of this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any member of the Shareholder Group or any of its Representatives; or (ii) was independently developed or acquired by any member of the Shareholder Group without violating any of the obligations of any member of the Shareholder Group or any of its Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any member of the Shareholder Group or any of its Representatives and without use of any Confidential Information.  Each member of the Shareholder Group shall undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 9 by any of its Representatives, including taking all reasonable measures (including Legal Proceedings) to restrain its Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information.

(b)          In the event that any member of the Shareholder Group or any of its Representatives is required to disclose any Confidential Information by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”), such member of the Shareholder Group and its Representatives shall (i) provide the Company prompt written notice of such Legal Requirement so that the Company may seek an appropriate protective order and waive compliance with the provisions of this Agreement; and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow any disclosure pursuant to such Legal Requirement. If, in the absence of a protective order or the receipt of a waiver hereunder, such member of the Shareholder Group is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, such member of the Shareholder Group may disclose to the required person that portion (and only that portion) of the Confidential Information that such counsel has advised it is required to be disclosed; provided, however, that such member of the Shareholder Group shall give the Company written notice as far in advance of its disclosure as is reasonably practicable and shall cooperate using commercially reasonable efforts in assisting the Company in connection with the Company seeking to obtain an order or other reliable assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed.

(c)          For the avoidance of doubt, the obligations under this Section 9 shall be in addition to, and not in lieu of, each Shareholder Group Designee’s confidentiality obligations under California law and the articles of incorporation, bylaws and applicable corporate governance policies of the Company.

(d)          Notwithstanding anything to the contrary herein, no Shareholder Group Designee shall be permitted to disclose any Confidential Information to other members of the LF-RB Group.

10.         Compliance with Securities Laws. Each member of the Shareholder Group acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

11.         Affiliates and Associates. Each member of the Shareholder Group shall cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of any member of the Shareholder Group, if such Affiliate or Associate is not a Party, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to the same extent as a member of the Shareholder Group.

12.         Representations and Warranties.

(a)           Each of the LF-RB Designees represents and warrants that he or she is sui juris and of full capacity. Each member of the Shareholder Group represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by each member of the Shareholder Group, constitutes a valid and binding obligation and agreement of each member of the Shareholder Group and is enforceable against each member of the Shareholder Group in accordance with its terms. Each member of the LF-RB Group represents and warrants that, as of the date of this Agreement, the LF-RB Group beneficially owns 952,569 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company. Brent Rosenthal represents and warrants that, as of the date of this Agreement, he beneficially owns 26,860 shares of Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the Company. Beth Bronner represents and warrants that, as of the date of this Agreement, she beneficially owns no shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company. Ari Gendason represents and warrants that, as of the date of this Agreement, he beneficially owns no shares of Common Stock and owns no Synthetic Equity Interests or any Short Interests in the Company. Each member of the Shareholder Group represents and warrants that it has not formed, and is not a member of, any group with any other person and does not act in concert with any other person. Each member of the Shareholder Group represents and warrants that it has not, directly or indirectly, compensated or agreed to, and shall not, compensate either of the LF-RB Designees for his or her service as a director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to the Company or its securities.

(b)          The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

13.         Termination. Each Party shall have the right to terminate this Agreement by giving written notice to the Other Party at any time after the close of business of December 31, 2018 (the date of such termination, the “Termination Date”). Notwithstanding the foregoing:

(a)           the obligations of the Shareholder Group pursuant to Section 1, Section 3, Section 4, Section 5 and Section 6 shall terminate in the event the Company materially breaches its obligations pursuant to Section 1, Section 2, Section 5 or Section 6 or the representations and warranties in Section 12(b) of this Agreement and such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 5 shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 5; provided, further, that the obligations of the Shareholder Group pursuant to Section 6 shall terminate immediately in the event that the Company materially breaches its obligations under Section 6;

(b)          the obligations of the Company pursuant to Section 1, Section 2, Section 5 and Section 6 shall terminate in the event any member of the Shareholder Group materially breaches its obligations in Section 1, Section 3, Section 4, Section 5 or Section 6 or the representations and warranties in Section 12(a) and such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 5 shall require a determination of a court of competent jurisdiction that the Shareholder Group has materially breached Section 5; provided, further, that the obligations of the Company pursuant to Section 6 shall terminate immediately in the event that any member of the Shareholder Group materially breaches its obligations under Section 6;

(c)          Section 9, this Section 13 and Sections 14 to 19 shall continue to be in effect for a period of two years following the Termination Date;

(d)          Section 7 shall survive the Termination Date in perpetuity; and

(e)          no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

14.        Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby as well as the proxy contest. Notwithstanding the foregoing, within five Business Days following the signing of this Agreement, the Company shall pay the LF-RB Group $50,000 in cash and issue 100,000 shares of the Company’s common stock to designees of the LF-RB Group. The Company shall, as promptly as reasonably practicable following their issuance, take all actions necessary to register such shares for resale under the Securities Act of 1933, as amended, under the Company’s shelf registration statement on Form S-3.

15.         Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: RiceBran Technologies 720 N. Scottsdale Road, Suite 390 Scottsdale, Arizona 85253 Attention: W. John Short

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

666 Fifth Avenue, 26th Floor

New York, NY 10103-0040

Attention: Kai Liekefett and Lawrence Elbaum

and

Weintraub Tobin Chediak Coleman Grodin Law Corporation

400 Capitol Mall, 11th Floor

Sacramento, California 95814

Attention: Chris Chediak and Mike De Angelis

If to the Shareholder Group: c/o LF-RB Management LLC 720 Fifth Avenue, 10th Floor New York, New York 10019	with a copy (which shall not constitute notice) to: Pepper Hamilton LLP The New York Times Building 620 Eighth Avenue 37th Floor New York, NY 10018-1405 Attention: Andrew Hulsh

16.         Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the United States District Court for the District of Arizona, or, if such Court does not have subject matter jurisdiction, to the state courts of Arizona located in Scottsdale, Arizona, and any appellate court from any such Federal or state courts. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon its registered agent in the State of California, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 15. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

17.         Specific Performance. Each member of the Shareholder Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each member of the Shareholder Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 17 shall not be the exclusive remedy for any violation of this Agreement.

18.         Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term “Annual Meeting” means each annual meeting of shareholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (c) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (d) the terms “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (e) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Arizona are authorized or obligated to be closed by applicable law; (f) “Legal Process” means any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes issued by a court or other governmental body of competent jurisdiction; (g)the term “Other Party” means (i) in the case of the Company, any member of the Shareholder Group, and (ii) in the case of any member of the Shareholder Group, the Company; (h) the term “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (i) the term “SEC” means the U.S. Securities and Exchange Commission; (j) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (k) the term “Shareholder Meeting” means each annual or special meeting of shareholders of the Company, or any other meeting of shareholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (l) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (m) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; and (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.

19.        Miscellaneous.

(a)          This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)          This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)          This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)          Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)          If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(f)          Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)          This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

RICEBRAN TECHNOLOGIES

By:	/s/ W. John Short
Name:	W. John Short
Title:	Chief Executive Officer

LF-RB MANAGEMENT, LLC

By:	/s/ Michael Goose
Name: Michael Goose
Title: Managing member

Stephen D. Baksa

Richard Bellofatto

edward m. giles

michael goose

GARY L. HERMAN

LF-RB MANAGEMENT, LLC

By:
Name:
Title:

Stephen D. Baksa

/s/ Stephen D. Baksa

Richard Bellofatto

edward m. giles

michael goose

GARY L. HERMAN

LF-RB MANAGEMENT, LLC

By:
Name:
Title:

Stephen D. Baksa

Richard Bellofatto

/s/ Richard Bellofatto

edward m. giles

michael goose

GARY L. HERMAN

LF-RB MANAGEMENT, LLC

By:
Name:
Title:

Stephen D. Baksa

Richard Bellofatto

edward m. giles

/s/ Edward M. Giles

michael goose

GARY L. HERMAN

LF-RB MANAGEMENT, LLC

By:
Name:
Title:

Stephen D. Baksa

Richard Bellofatto

edward m. giles

michael goose

/s/ Michael Goose

GARY L. HERMAN

LF-RB MANAGEMENT, LLC

By:
Name:
Title:

Stephen D. Baksa

Richard Bellofatto

edward m. giles

michael goose

GARY L. HERMAN

/s/ Gary L. Herman

Larry Hopfenspirger

/s/ Larry Hopfenspirger

Richard Jacinto II

BETH BRONNER

ARI GENDASON

BRENT ROSENTHAL

Larry Hopfenspirger

Richard Jacinto II

/s/ Richard Jacinto II 7/4/16

BETH BRONNER

ARI GENDASON

BRENT ROSENTHAL

Larry Hopfenspirger

Richard Jacinto II

BETH BRONNER

/s/ Beth Bronner

ARI GENDASON

BRENT ROSENTHAL

Larry Hopfenspirger

Richard Jacinto II

BETH BRONNER

ARI GENDASON

/s/ Ari Gendason

BRENT ROSENTHAL

Larry Hopfenspirger

Richard Jacinto II

BETH BRONNER

ARI GENDASON

BRENT ROSENTHAL

/s/ Brent Rosenthal

Exhibit A

Mutual Press Release

RiceBran Technologies Announces Agreement with LF-RB Group,
Changes to Board Composition and Management Team

John Short, Baruch Halpern, Henk Hoogenkamp and David Goldman to Continue Service as Directors Brent Rosenthal, Beth Bronner and Ari Gendason to Join Board

Dr. Robert Smith named Chief Operating Officer, Mark McKnight takes Role as President of Contract Manufacturing Sales, and Michael Goose to Join as President of Ingredient Sales

SCOTTSDALE, Arizona (July [●], 2016) – RiceBran Technologies (NASDAQ: RIBT and RIBTW) (“RiceBran” or the “Company”) today announced that it has entered into an agreement with LF-RB Management, LLC, Stephen D. Baksa, Richard Bellofatto, Edward M. Giles, Michael Goose, Gary L. Herman, Larry Hopfenspirger and Richard Jacinto II (collectively, the “LF-RB Group”). The LF-RB Group beneficially owns approximately 9.0% of the Company’s outstanding stock.

As reported on June 28, 2016, the independent inspector of elections at the Company’s 2016 Annual Meeting of Shareholders determined that the incumbent Board received more than 5.2 million votes and LF-RB Group’s proposed slate of directors received 3.2 million votes. In the interest of its shareholders, the Company negotiated a comprehensive agreement with the LF-RB Group and made changes it sees as beneficial to our shareholders and the Company’s ultimate goal of building shareholder value.

Pursuant to terms of the agreement, the Company’s Board of Directors (the “Board”) was reconstituted to comprise John Short, Baruch Halpern, Henk Hoogenkamp, and David Goldman, who are continuing directors, and Brent Rosenthal, Beth Bronner, and Ari Gendason, who were designated by the LF-RB Group. The new Board members have significant experience in the food industry, finance and capital markets. Further biographical information about the new Board members is provided below.

Under the agreement, the Board will appoint Mr. Rosenthal as Chairman of the Board of Directors, Mr. Goldman as Chairman of the Audit committee and Ms. Bronner as Chairman of the Compensation Committee. In addition, Messrs. Rosenthal, Gendason, Hoogenkamp and Goldman will become members of the Nominating and Governance Committee, and Messrs. Rosenthal and Hoogenkamp will serve as Co- Chairmen of such committee.

At the same time, the Company has restructured its Senior Management team and added new talent in order to focus on high margin sales opportunities in the food ingredient space. Dr. Robert Smith has been named Chief Operating Officer, Mark McKnight has taken the role of President of Contract Manufacturing Sales and Michael Goose will join the Company’s senior management team as President of Ingredient Sales and Marketing. Mr. Goose is a new products innovator with significant consumer packaged goods experience, and a proven track record in developing business at the Hain Celestial Group.

RiceBran Technologies believes these changes will enhance its ability to focus on the substantial opportunities that exist in the rapidly growing natural, organic and functional food markets both domestically and internationally.

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John Short, Chief Executive Officer of the Company, commented: “On behalf of RiceBran Technologies, I welcome Brent, Beth and Ari as new independent directors of the Board. We expect to benefit from their business experience and industry contacts as we continue to execute the Company’s strategy to drive enhanced value for shareholders by converting feed to food and attacking the rapidly growing market for natural, organic and functional foods. We are also very excited that Michael Goose will be joining our senior management team to drive sales and marketing of our high margin human and functional food ingredients. I want to thank our departing directors Robert Schweitzer, Peter Woog and Marco Galante for their years of distinguished service and contributions.”

Gary L. Herman, managing member of the LF-RB Group, added: “The LF-RB Group is confident that its three director designees and president of ingredient sales and marketing will work collaboratively with the continuing directors in order to drive the Company toward an exciting new phase of growth and prosperity.”

Brent Rosenthal, newly appointed Chairman of the Board, added: “The reconstituted board effectively positions RiceBran to execute the Company’s business strategy and maximize long term shareholder value. We look forward to helping RiceBran Technologies capitalize on the prevailing trends of the consumer migration to healthy and natural products.”

Vinson & Elkins L.L.P. and Weintraub Tobin Chediak Coleman Grodin Law Corporation are serving as legal counsel to the Company. Pepper Hamilton LLP is serving as legal counsel to the LF-RB Group.

About Brent Rosenthal

Mr. Rosenthal is a Partner with affiliates of W.R. Huff Asset Management Co., LLC, where he has been employed since 2002. He has served as a Member of the board of directors of comScore since February 2016 and has been a Special Advisor to the board of directors of Park City Group, a food safety and supply chain software company since November 2015. Mr. Rosenthal also serves on the boards of directors of two privately-held branded Hispanic food companies. Mr. Rosenthal and Mr. Hoogenkamp will become Co-Chairmen of the Nominating and Governance Committee. Previously Mr. Rosenthal served as a member of the board directors of Rentrak from 2008 to 2016 and as the Non-Executive Chairman from 2011 to 2016.

About Beth Bronner

Ms. Bronner is Managing Director at Mistral Equity Partners, a private equity firm specializing in the consumer and food sector. Ms. Bronner is a recognized senior business leader with a track record of delivering strong revenue and market share growth for marquee brands. Ms. Bronner served on the Board of Directors of The Hain Celestial Group (NASDAQ:HAIN) from 1993-2010. Ms. Bonner also served on the Board of Directors of Jamba, Inc. from 2009-2012. At Revlon, she was President of Revlon Professional, North America. At Sunbeam, she was President of the Health Division. At AT&T, she was Vice-President, Consumer Market/Business Markets. At Citibank, she was Senior Vice President & Chief Marketing Officer of the Consumer/Retail business. Ms. Bronner has also served as Global Chief Marketing Officer of Beam Spirits and Wine.

About Ari Gendason

Mr. Gendason is Senior Vice President, Corporate Investments of Continental Grain Company, a global food and agriculture company. He has been with Continental Grain Company since 2004. Mr. Gendason

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was formerly an Associate at VantagePoint Venture Partners; an Associate at Greenbridge Capital; an Associate at RSL Communications; and an Investment Banking Analyst at CIBC Oppenheimer.

About Michael Goose

Mr. Goose has over 13 years of consumer package goods (“CPG”) experience as a new product innovator and leader. Mr. Goose has held numerous positions at The Hain Celestial Group (NASDAQ:HAIN) from 2002 until 2014, with the latest being Director of Marketing for Strategic Brands, where he was responsible for over 1000 different SKUS.

About RiceBran Technologies

RiceBran Technologies is a packaged functional food, functional food ingredient, human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from traditional and organic rice bran. RiceBran Technologies has proprietary and patented technology that allows us to convert rice bran, one of the world's most underutilized food sources, into a number of highly nutritious packaged functional foods, functional food ingredients, human food ingredients and animal nutrition products. Our target markets are retailers, brand owners, wholesalers and manufacturers of packaged functional foods, functional food ingredients, human food ingredients and animal nutrition products, both domestically and internationally. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Contacts:

Investors:

Ascendant Partners, LLC Fred Sommer, 732-410-9810

fred@ascendantpartnersllc.com

Media:

ICR

Phil Denning, 646-277-1258

Phil.Denning@icrinc.com

or

Jason Chudoba, 646-277-1249

Jason.Chudoba@icrinc.com